EXPLANATION OF RESPONSES
(1)
The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $39.80 to $40.52, inclusive. The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in footnotes (1), (3), (4), (5), (6) and (7).

(2)	Held directly by IVP (Venice), L.P.
(3)	The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $39.40 to $40.39, inclusive.
(4)	The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $40.40 to $41.03, inclusive.
(5)	The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $40.03 to $41.01, inclusive.
(6)	The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $41.04 to $41.64, inclusive.
(7)	The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $40 to $40.29, inclusive.
(8)
Each share of the issuer's Class B common stock will convert into 1 share of the issuer's Class A common stock (a) at the option of the holder and (b) automatically upon (i) any transfer which occurs after the closing of the issuer's IPO, except for certain permitted transfers, or (ii) the date that is the earliest of (x) the date specified by a vote of the holders of not less than a majority of the outstanding shares of Class B common stock, (y) seven years from the effective date of the IPO and (z) the date that the total number of shares of outstanding Class B common stock ceases to represent at least 15% of all outstanding shares of the issuer's common stock, and has no expiration date.

(9)	Held directly by Insight Venture Partners VII, L.P.
(10)	Held directly by Insight Venture Partners (Cayman) VII, L.P.
(11)	Held directly by Insight Venture Partners (Delaware) VII, L.P.
(12)	Held directly by Insight Venture Partners VII (Co-Investors), L.P.
(13)	Held directly by Insight Venture Partners Coinvestment Fund II, L.P..